SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 28, 2006

ENVIRONMENTAL POWER CORPORATION

(Exact name of Company as specified in its charter)

Delaware	001-32393	75-3117389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Cate Street, Fourth Floor, Portsmouth, New Hampshire 03801

(Address of principal executive offices, including zip code)

(603) 431-1780

(Company’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS

On February 28, 2006, Environmental Power Corporation’s subsidiary, Microgy, Inc., referred to as Microgy, acting through a newly-formed, special purpose subsidiary known as Mission Biogas, L.L.C., entered into a manure supply agreement and a lease agreement with an affiliate of Mission Dairy of Hereford, Texas relating to the construction and operation of a multi-digester biogas production and gas conditioning facility. Microgy, acting through Mission Biogas, will design, construct, own and operate the facility. The facility is expected to be comprised of eight, 916,000 gallon anaerobic digesters, sufficient to process the manure from up to 10,000 dairy cows.

The manure supply agreement provides for the supply of all of Mission Dairy’s manure to the facility in exchange for a portion of the revenues generated by the facility from the sale of biogas or refined gas in excess of certain minimum prices.

The lease provides for the location of the facility on an approximately 30 acre parcel of land adjacent to Mission Dairy, with the exact location and dimensions of the parcel and the necessary easements to be determined based upon the mutual agreement of the parties, taking into account the design of the facility and access to public roads and natural gas pipelines. The lease has a term of 40 years and provides for an annual lease payment of $1,000.

The obligations of the parties under the agreements, and the construction of the facility, are subject to, among other things, the agreement of the parties on the exact location of the facility and related easements, Microgy’s satisfaction with the lessor’s title to the underlying real property, the ability of the parties to obtain all necessary permits and Microgy’s ability to finance construction of the facility. Some or all of these conditions may not be fulfilled.

A copy of the press release relating to the execution of these agreements is attached to this Current Report on Form 8-K as Exhibit 99.1. The description of the agreements set forth in the press release is qualified in its entirety by reference to the description set forth above.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

99.1	Press Release, dated March 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIRONMENTAL POWER CORPORATION

By:	/S/ JOHN F. O’NEILL
John F. O’Neill Chief Financial Officer (Authorized Officer)

Dated: March 2, 2006